Exhibit 2.2

addendum no. 1
to
AGREEMENT AND PLAN OF MERGER

This addendum, dated August 14, 2024 (the “Effective Date”) constitutes addendum no. 1 (the “Addendum”) to that certain Agreement and Plan Of Merger dated April 10, 2024 (hereinafter together, the “Agreement”), by and between, SciSparc Ltd., an Israeli limited company (the “Parent”), SciSparc Merger Sub Ltd., an Israeli limited company and wholly-owned subsidiary of Parent (“Merger Sub”), and AutoMax Motors Ltd., an Israeli limited company (the “Company”).

WHEREAS	the Parties wish to modify and amend certain provisions set forth in the Agreement, all as further stipulated herein.

NOW THEREFORE, the parties hereto agree to amend the Agreement as follows:

1.	Amendment of End Date:

Notwithstanding Section 9.1(b) of the Agreement, the End Date shall be extended from August 30, 2024, to November 30, 2024.

2.	General

2.1.	Any and all provisions, terms and/or conditions contained in the Agreement shall continue in full force and effect, unless and to the extent otherwise expressly provided herein which provisions will supersede any such provisions of the Agreement. In the event of a conflict or inconsistency between the terms of the Agreement, previous addendums/amendments (if any), and the terms of this Addendum, the terms of the latter shall govern and prevail.

2.2.	This Addendum shall be deemed for all intents and purposes an integral part of the Agreement.

2.3.	Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have caused this Addendum to be executed as of the Effective Date.

SCISPARC LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chief Executive Officer

SCISPARC MERGER SUB LTD.

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Director

AUTOMAX MOTORS LTD.

By:	/s/ Tomer Levi
Name:	Tomer Levi
Title:	Director

By:	/s/ Yaara Alfi
Name:	Yaara Alfi
Title:	Chief Financial Officer